As filed with the Securities and Exchange Commission on July 8, 2004

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

ASSISTED LIVING CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1349 Empire Central, Suite 900 Dallas, Texas 75247 (Address of Principal Executive Office) (Zip Code)	93-1148702 (I.R.S. Employer Identification No.)

ASSISTED LIVING CONCEPTS, INC.
2002 INCENTIVE AWARD PLAN
(Full title of the plan)

Edward A. Barnes	Copies to:
Senior Vice President, Chief Financial
Officer, Chief Accounting Officer, Secretary
and Treasurer
Assisted Living Concepts, Inc.
1349 Empire Central, Suite 900
Dallas, Texas 75247
(214) 424-4000
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)	A Jeffery Bird, Esq. Garvey Schubert Barer 11th Floor 121 S.W. Morrison Street Portland, Oregon 97204-3141 (503) 228-3939

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum		Proposed maximum		Amount of
to be registered	registered (1)	offering price per unit		aggregate offering price		registration fee
Common Stock, par	601,417	$4.43	(2)	$2,666,712	(2)	$338	(2)
value $0.01 per share
Common Stock, par	148,583	$10.255	(3)	$1,523,719	(3)	$193	(3)
value $0.01 per share

(1)	This registration statement covers 750,000 shares of Assisted Living Concepts, Inc. (“ALC”) common stock, together with associated rights, that may be offered or sold pursuant to the Assisted Living Concepts, Inc. 2002 Incentive Award Plan, as amended (the “Plan”). Of these shares, the Company is registering 601,417 shares that are subject to options granted under the Plan and 148,583 shares that are available for future options thereunder. The Board has approved an amendment to the Plan to increase the number of shares of common stock that may be issued pursuant to the Plan from 650,000 shares to the 750,000 shares covered by this registration statement, but such increase is subject to shareholder approval, which has not yet been obtained. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate number of shares of common stock that may be offered or issued as a result of the anti-dilution provisions of the Plan.

(2)	Based upon the weighted average exercise price of options granted as of the filing date of this registration statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933. Represents the average of the bid and asked prices of our common stock for July 6, 2004 as reported on the Over the Counter Bulletin Board (which were $10.01 and $10.50, respectively).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Commission by the registrant, Assisted Living Concepts, Inc., a Nevada corporation, are incorporated by reference in this registration statement and shall be deemed a part hereof:

1. The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “2003 Annual Report”), filed with the Commission on March 31, 2004 (including information specifically incorporated into the registrant’s Form 10-K from the registrant’s definitive proxy statement on Schedule 14A);

2. The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; filed with the Commission on May 14, 2004;

3. The registrant’s Current Reports on Form 8-K, filed with the Commission on March 17, 2004, May 11, 2004, June 1, 2004, and June 21, 2004;

4. All other reports filed by the registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2003; and

5. The description of the registrant’s common stock contained in the registrant’s Form 8-A/A, filed on November 28, 1994, under Section 12(g) of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall all be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of Assisted Living Concepts’ Amended and Restated Articles of Incorporation (“Article V”) dated December, 2001, and Article III, Section 13 of Assisted Living Concepts’ Bylaws, as amended (“Section 13”), require Assisted Living Concepts to indemnify its officers and directors to the fullest extent authorized by the General Corporation Law of the State of Nevada. The effect of these provisions is summarized below, but such summary is qualified in its entirety by reference to the General Corporation Law of the State of Nevada, Article V and Section 13.

     Assisted Living Concepts must indemnify any director or officer who was or is a party, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director or officer of Assisted Living Concepts against expenses (including any obligation to pay any attorneys’ fees, judgments, fines, and settlements, actually and reasonably incurred with respect to the Proceeding), if: (i) the conduct of the individual was in good faith; (ii) the individual acted in a manner reasonably believed to be in or not opposed to the best interests of Assisted Living Concepts; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. The termination of a Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the director or officer did not meet such standard of conduct. Any indemnification provided, unless ordered by a court, shall be made by Assisted Living Concepts only as authorized in a specific case upon a determination that such indemnification is proper in the circumstances.

     With regard to actions by or in the right of the corporation, indemnification is limited to expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred. Notwithstanding the foregoing, Assisted Living Concepts shall not indemnify any director or officer in connection with a Proceeding in which the director or officer was adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Assisted Living Concepts or for amounts paid in settlement to Assisted Living Concepts unless and only to the extent that the court permits indemnification based upon a finding that such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

     Assisted Living Concepts has a mandatory statutory obligation to indemnify any director or officer who was wholly successful, on the merits or otherwise, in the defense of any

Proceeding against all expenses including attorneys’ fees, actually and reasonably incurred by the director or officer in connection with the Proceeding.

     Section 13 provides that Assisted Living Concepts may pay the expenses incurred by any officer or director in any Proceeding in advance of its final disposition, if the director or officer furnishes Assisted Living Concepts with a written undertaking by or on behalf of the director or officer to repay advanced amounts to the extent that it is ultimately determined that such person is not entitled to indemnification as authorized by Section 13.

     Section 13 further provides that all rights to indemnification and advances authorized by Section 13 or ordered by a court does not exclude other rights to which a person seeking indemnification or advancement may be entitled, except that indemnification, unless ordered by a court, may not be made to or on behalf of any director or officer if a final adjudication establishes that the individual’s acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action.

     Section 13 further provides that any right to indemnification or advances granted to a director or officer shall be enforceable in any court of competent jurisdiction if the claim for indemnification or advances is not paid in full within ninety (90) days after written claim therefor. The claimant in such enforcement action, if successful in whole or in part, is also entitled to be paid the expense of prosecuting the claim. In any such action Assisted Living Concepts has the burden of proving that the individual seeking indemnification was not entitled to the requested indemnification or payment of expenses under applicable law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description
4.1	Assisted Living Concepts, Inc. 2002 Incentive Award Plan. (Incorporated by reference to the same titled exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2001.)

4.2	Amendment No. 1 to Assisted Living Concepts, Inc. 2002 Incentive Award Plan

4.3	Amendment No. 2 to Assisted Living Concepts, Inc. 2002 Incentive Award Plan

5.	Opinion of Counsel re legality of the Common Stock

23.1	Consent of Counsel (included in Exhibit 5 filed herewith)

Exhibit No.	Description
23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney for W. Andrew Adams

24.2	Power of Attorney for Andre C. Dimitriadis

24.3	Power of Attorney for Mark Holliday

24.4	Power of Attorney for Steven D. Scheiwe

24.5	Power of Attorney for Leonard M. Tannenbaum

24.6	Power of Attorney for Steven L. Vick

ITEM 9. UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on July 8, 2004.

ASSISTED LIVING CONCEPTS, INC.
By:	/s/ EDWARD A. BARNES
Edward A. Barnes, Senior Vice President,
Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ STEVEN L. VICK Steven L. Vick	Director, President and Chief Executive Officer	July 8, 2004

/s/ EDWARD A. BARNES Edward A. Barnes	Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer	July 8, 2004

W. ANDREW ADAMS* W. Andrew Adams	Director and Chairman of the Board	July 8, 2004

ANDRE C. DIMITRIADIS* Andre C. Dimitriadis	Director	July 8, 2004

MARK HOLLIDAY* Mark Holliday	Director	July 8, 2004

STEVEN D. SCHEIWE* Steven D. Scheiwe	Director	July 8, 2004

LEONARD M. TANNENBAUM* Leonard M. Tannenbaum	Director	July 8, 2004

* By:	/s/ Steven L. Vick

Steven L. Vick Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Assisted Living Concepts, Inc. 2002 Incentive Award Plan. (Incorporated by reference to the same titled exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2001.)

4.2	Amendment No. 1 to Assisted Living Concepts, Inc. 2002 Incentive Award Plan

4.3	Amendment No. 2 to Assisted Living Concepts, Inc. 2002 Incentive Award Plan

5.	Opinion of Counsel re legality of the Common Stock

23.1	Consent of Counsel (included in Exhibit 5 filed herewith)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney for W. Andrew Adams

24.2	Power of Attorney for Andre C. Dimitriadis

24.3	Power of Attorney for Mark Holliday

24.4	Power of Attorney for Steven D. Scheiwe

24.5	Power of Attorney for Leonard M. Tannenbaum

24.6	Power of Attorney for Steven L. Vick